EXHIBIT 99.1

News Release dated September 26, 2014

New Western Energy Signs LOI to Acquire Majority Control of Island Energy Partners, LLC

IRVINE, Calif., Sep 26, 2014 (GLOBE NEWSWIRE via COMTEX) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced it has signed an LOI to acquire majority control of Island Energy Partners, LLC ("IEP"). IEP owns oil and gas wells, leases, and completion tools and equipment. The properties, wells and completion equipment are located in the Rio Vista Gas Field in California. There are 15 producing wells of interest on leases comprising 1300 acres. New Western will be conducting due diligence which it expects to complete within the next 45 to 60 days.

The Rio Vista Gas Field is a large natural gas field in the Sacramento-San Joaquin River Delta in northern California, adjacent to Rio Vista, California. Discovered in 1936, and in continuous operation since, it has produced over 3.6 trillion cubic feet (100 km) of gas in its lifetime, and retains an estimated reserve of approximately 7 trillion cubic feet by the USGS. Spanning portions of three counties, it is the largest natural gas field in California and one of the fifteen largest in the United States. New Western plans to complete existing and multiple virgin producing zones in an initial 11 well project that can be expanded throughout the field. Current non-treated wells are producing approximately 400mcf/day, which is expected to increase after completion and treatment. Current marketing contracts are with PG&E.

"We are pleased and excited to move ahead with our plans to expand into Rio Vista," said Javan Khazali, President and CEO of New Western Energy Corporation. We look forward to completing our due diligence and to begin completion of all current wells and expanding the IEP operations," he added.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:	Investor Relations Contact:
Scott Gordon, President
CorProminence LLC
377 Oak Street, Concourse 2
Garden City, NY 11530
631 703 4900
scottg@corprominence.com
www.corpromimnence.com